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                                                                   EXHIBIT 5.1
                       WILSON SONSINI GOODRICH & ROSATI
                           Professional Corporation
                              650 Page Mill Road
                       Palo Alto, California  94304-1050
              Telephone (650) 493-9300  Facsimile  (650) 493-6811

                                June 11, 1998


Inktomi Corporation
1900 S. Norfolk Street, Suite 310
San Mateo, California  94403

          RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 initially filed by you with the Securities and Exchange Commission on April 16, 1998, as subsequently amended (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,254,000 shares of Common Stock of Inktomi Corporation (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of various states, where required, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                              Very truly yours,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation